UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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LTC Properties, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2019

The 2019 Annual Meeting of Stockholders of LTC Properties, Inc. will be held on Wednesday,  May 29, 2019 at 5:30 p.m., local time, at Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361, to conduct the following items of business:

(1)	To elect five directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;
(2)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2019;
(3)	To approve, on an advisory basis, the compensation of the named executive officers; and
(4)	To transact such other business as may properly come before the meeting.

Only stockholders whose names appear of record on our books at the close of business on April 15, 2019 are entitled to notice of, and to vote at, such 2019 Annual Meeting or any adjournments of such 2019 Annual Meeting.

By Order of the Board of Directors

PAMELA J. SHELLEY‑KESSLER Executive Vice President, Chief Financial Officer and Corporate Secretary

Westlake Village, California

April 23, 2019

IMPORTANT:

Whether or not you plan to attend the 2019 Annual Meeting in person, please vote as promptly as possible (a) via the internet or telephone, if and as instructed by your broker or other nominee holder, or (b) if this proxy statement was mailed to you by completing, dating and signing the enclosed proxy card and mailing it in the accompanying postage paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 29, 2019—the Proxy Statement and the Annual Report are available at

http://www.astproxyportal.com/ast/26002/.

PROXY STATEMENT

Solicitation

This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation (“LTC”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at our 2019 Annual Meeting of Stockholders to be held on Wednesday,  May 29, 2019 at 5:30 p.m., local time, at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361 and at any and all adjournments of our 2019 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 23, 2019.

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokers, banks, and other nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson LLC for a fee of $8,000 plus out‑of‑pocket expenses, to assist in the solicitation of proxies.

We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10‑K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”). Such requests should be directed to LTC Properties, Inc., Attn: Investor Relations, 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361. Our Annual Report also is available on our website at www.LTCreit.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Voting Rights

At the close of business on April 15, 2019, there were 39,738,695 shares of common stock outstanding and eligible for voting at the 2019 Annual Meeting. Only stockholders of record at the close of business on April 15, 2019, are entitled to notice of, and to vote at, the 2019 Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2019 Annual Meeting.

Voting of Proxy

You may vote by attending the 2019 Annual Meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the internet or receiving a paper copy, and (2) you hold your shares as a record holder or in “street name.”

If you are the record holder of your stock and you are receiving a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre‑addressed, postage paid envelope provided to you. If you do not have a postage‑prepaid envelope, please mail your completed proxy card to the following address: American Stock Transfer and Trust Company, Proxy Department, 6201 15th Avenue, Brooklyn, NY 11219.

If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. Please note that, if you hold your shares in “street name” and you wish to vote in person at the 2019 Annual Meeting, you must obtain and present a proxy card issued in your name from your broker, bank or other nominee.

Broker Non‑Votes

If you are a “street name” beneficial owner whose shares are held of record by a broker, the rules of the New York Stock Exchange (“NYSE”) require your broker to ask you for instructions on how to vote. If you do not provide voting instructions to your broker, then your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, routine matters consist only of Proposal 2 ratification of independent registered public accounting firm. Your broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.” Of the items described in this proxy statement, non-routine matters consist of Proposal 1 election of directors, and Proposal 3 advisory vote to approve named executive officer compensation. The effect of broker non-votes is set forth in the description of each item in this proxy statement. Despite limitations impacting broker non-votes, your broker can register your shares as being present at the 2019 Annual Meeting for purposes of determining the presence of a quorum.

Majority Voting

The Bylaws of our company provide for a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted for a director nominee must exceed the number of shares voted against that director nominee. Abstentions and broker non‑votes are not counted as a vote cast either for or against a director nominee. If a director standing for reelection is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. Within 90 days of certification of the stockholder vote, the Board will publicly disclose its decision and rationale regarding whether it accepted or rejected the resignation or describe what other action it took in response to the tendered resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. The election of directors at the 2019 Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

Board of Directors’ Recommendations

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	For the election of each of the Board of Directors’ nominees for director;
•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019; and
•	For the approval of the compensation of the named executive officers, as disclosed in this proxy statement.

Revocability of Proxy

The giving of a proxy does not preclude the right to revoke the proxy or vote in person should the stockholder giving the proxy so desire.

If you are a stockholder of record, you have the power to revoke your proxy at any time prior to its exercise by: (a) delivering a written statement to our Investor Relations Department that the proxy is revoked; (b) by delivering to us a later‑dated proxy executed by the person executing the prior proxy; or (c) by attending the 2019 Annual Meeting and voting in person.

If you hold your shares in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that voting in person at the 2019 Annual Meeting will only act to revoke prior voting instructions if you have obtained and present a proxy card issued in your name from your broker, bank or other nominee.

ALL STOCKHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE VIA (A) THE INTERNET OR TELEPHONE, IF AND AS INSTRUCTED BY YOUR BROKER OR OTHER NOMINEE, OR (B) IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

LTC is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct and Ethics applicable to the members of the Board and all of our company’s employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons providing similar functions. Our Code of Business Conduct and Ethics is available on our website at www.LTCreit.com. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or executive officers, we will post the amendment or waiver on our website.

Corporate Governance Guidelines

To guide us in director independence and other governance matters, we have adopted Corporate Governance Guidelines as required by the NYSE listing standards. The matters addressed in our Corporate Governance Guidelines include board composition, board meetings, board committees, management responsibility, and stock ownership guidelines. A copy of our Corporate Governance Guidelines is available on our website at www.LTCreit.com.

Key Governance Principles

Company Culture and Employees

We strive to cultivate a cohesive company culture. We are committed to a culture that provides an engaging work environment and encourages respect, collaboration, communication, transparency, and integrity. We seek to hire talented employees with diverse backgrounds and perspectives, and to provide an environment where capable team members can have fulfilling careers in the real estate industry. We invest in our employees’ development and training, providing access to in-class and online learning and encourage attendance at various senior care and real estate industry conferences where employees can choose from various presentations, seminars and workshops.

In order to attract, motivate, reward and retain our employees, we offer competitive pay and compensation packages including medical, dental, and vision coverage, paid time off, paid holidays, a parental leave, certification reimbursement program, Additionally, for qualified employees we offer 3-year vesting in our 401(k) with an employer contribution/matching program, the opportunity to earn bonuses and restricted stock awards. As a result, we had a low employee turn-over rate of 4.9% in 2018.

We focus on our employees’ safety and health by prohibiting employees from lifting heavy objects and encourage good nutrition by providing healthy snacks. Also, we make adjustable stand-up desks available and encourage our employees to use them. During the last decade, we had only one worker’s compensation claim.

Whistleblower Process

Our company has implemented a whistleblower hotline and dedicated email address to enable all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing. As provided in our Code of Business Conduct and Ethics, our company will not tolerate retaliation for whistleblower reports made in good faith.

Succession Planning

The Board is responsible for reviewing LTC’s succession plan for the Chief Executive Officer and working with appropriate members of management to review general management succession plans. In performing these functions, the Chief Executive Officer makes available to the Board her recommendations and evaluations of potential successors, along with her review of any development plans recommended for such individuals.

Environmental, Social and Governance

We believe that integrating environmental, social and governance, or ESG, initiatives into our strategic business objectives will contribute to our long-term success. Through our sustainability efforts, we seek to incentivize positive change and create value for our stakeholders. The following are some highlights of our corporate sustainability efforts:

•	We provide our triple net lease operators capital improvement allowances for the redevelopment, expansions and renovations at our properties which may include energy efficient improvements;
•	We provide our development partners with capital to build new state of the art properties with energy efficient components and design features;
•	We obtain Phase I environmental reports as part of our due diligence procedures when acquiring properties and attempt to avoid buying real estate with known environmental contamination;
•	Our document retention practice strives to reduce paper usage and encourages electronic file sharing;
•	We participate in a recycling program at our corporate headquarters and encourage our employees to reduce, reuse and recycle waste;
•	During 2018, we donated over $33,000 to external charitable organizations that provide support services to the communities that sustain our residents, operating partners and employees;
•	We support efforts to cure diseases that afflict our residents and loved ones by sponsoring and participating in local community events such as the Walk to End Alzheimer’s;
•	We encourage our employees to support our local community through voluntarily contributions to our company-wide holiday season toy collection for the Toys for Tots Charity;
•	We are committed to diversity and inclusion in the workplace and our current workforce is comprised of 57% women and 43% men; and
•	Our company’s Board reflects diversity in terms of experience, professional background and gender with a current composition of 40% women (two directors).

Board Structure and Committee Composition

The business of LTC is conducted under the direction of the Board, which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Guidelines contemplate that the Chief Executive Officer shall be nominated annually to serve on the Board.

Our company currently combines the positions of Chairman of the Board and Chief Executive Officer. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company’s Articles, Bylaws, or Corporate Governance Guidelines. The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individual(s) holding these positions. Wendy L. Simpson, Chairman and Chief Executive Officer, has served as a senior executive and director of our company for more than a decade. She has a deep understanding of our company’s historical and current business and financial operations and is able to lead the Board in anticipating and responding to key company developments, challenges, and opportunities. The Board believes that combining the Chairman and Chief Executive Officer positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company. Ms. Simpson does not serve on any outside boards of directors other than LTC, so that she is able to devote her full attention to our company.

Aside from Ms. Simpson, all members of the Board are independent directors. Our Corporate Governance Guidelines provide that one independent director may be appointed lead independent director. Currently, Boyd W. Hendrickson is the lead independent director. Particularly given that our company combines the positions of Chairman and Chief Executive Officer, the lead independent director serves an important role in our leadership structure. The Board has adopted a Lead Independent Director Charter governing the responsibilities and duties of the lead independent director. A copy of our Lead Independent Director Charter is available on our website at www.LTCreit.com. As set forth in the Lead Independent Director Charter, the lead independent director position serves to enhance board effectiveness, oversee board matters, and act as a liaison between the independent directors and the Chairman. The lead independent director position also serves to ensure the independent directors have adequate resources in making decisions. The lead independent director is empowered to approve meeting agendas, meeting schedules and information sent to the Board. The lead independent director also has the authority to call meetings of the independent directors and presides at executive sessions of the independent directors.

The Board annually conducts a self‑evaluation to determine whether it and its committees are functioning effectively. This annual performance evaluation is a component of our Corporate Governance Guidelines. The evaluation includes discussions to determine what, if any, actions should be taken to improve the Board’s effectiveness.

The Board has three committees: (1) Audit; (2) Compensation; and (3) Nominating and Corporate Governance. The function of each committee and the membership of the committees currently and during the last year are described below. Each committee operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.LTCreit.com.

The Board held six meetings in 2018. Each Board member attended at least 75% of Board meetings in 2018. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members attended our 2018 Annual Meeting of Stockholders.

The following table reflects the current composition of each committee:

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee
Boyd W. Hendrickson+	*	*	*
James J. Pieczynski	*	*	C
Devra G. Shapiro	C	*	*
Wendy L. Simpson
Timothy J. Triche, MD	*	C	*

+	Lead Independent Director
*	Member
C	Chairman

Audit Committee

The Audit Committee has oversight of all compliance related to financial matters, SEC reporting and auditing. The Report of the Audit Committee of the Board of Directors is on page 40 of this proxy statement. The Audit Committee Charter is available on our website at www.LTCreit.com. The Audit Committee met five times in 2018.

The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and NYSE listing standards. The Board also has determined that Ms. Shapiro and Mr. Pieczynski each qualify as an “audit committee financial expert” as defined by SEC rules and that they each have accounting and related financial management expertise within the meaning of NYSE listing standards. Ms. Shapiro serves as Chairman of the Audit Committee and served in that role throughout 2018.

Compensation Committee

The Compensation Committee is responsible for overseeing, reviewing, and administering our compensation and benefit practices. The Compensation Committee oversees our general compensation policies, reviews and approves compensation of our executive officers and administers all of our employee benefit plans. The Compensation Committee Charter is available on our website at www.LTCreit.com. The Compensation Committee met four times in 2018.

The Board has determined that each member of the Compensation Committee is independent within the meaning of NYSE listing standards. Dr. Triche serves as Chairman of the Compensation Committee and served in that role throughout 2018.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at our Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics; and (iv) reviewing on a regular basis our overall corporate governance and recommending improvements when necessary. The Nominating and Corporate Governance Committee Charter is available on our website at www.LTCreit.com. The Nominating and Corporate Governance Committee met two times in 2018.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of NYSE listing standards. Mr. Pieczynski serves as Chairman of the Nominating and Corporate Governance Committee and served in that role throughout 2018.

Communications with the Board

Stockholders and all other parties interested in contacting the Board, its committees, the independent directors as a group, the lead independent director, or individual directors may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to the Board and considers recommendations for director candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our company’s Bylaws relating to stockholder nominations as described below. Since 2018, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361.

Stockholders may directly nominate persons for director only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee’s consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by a stockholder, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board’s responsibility to our stockholders. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

The Nominating and Corporate Governance Committee may conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. As part of its periodic review of the composition of the Board, the Nominating and Corporate Governance Committee considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Corporate Governance Committee does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead, the Nominating and Corporate Governance Committee seeks to have a board of directors with a diversity of background and experience.

Additionally, we are currently in compliance with California Senate Bill 826, which requires publicly held corporations with principal executive offices in California to meet certain gender diversity requirements as follows:

•	By the close of calendar year 2019, the Board include a minimum of one female director, and
•	By the close of calendar year 2021:

 -  include a minimum of three female directors if the board size is six or more members;

 -  include a minimum of two female directors if the board size is five members; or

 -  include a minimum of one female director if the board size is four or fewer members.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company.

To our knowledge, based solely on review of the copies of such reports and written representations that no other reports were required, for the year ended December 31, 2018 all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

PROPOSAL 1

ELECTION OF DIRECTORS

Five directors will be elected at the 2019 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2020 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Boyd W. Hendrickson, James J. Pieczynski, Devra G. Shapiro, Wendy L. Simpson, and Timothy J. Triche for election as director. Each nominee is currently a director of our company. The five director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

Boyd W. Hendrickson Director since 2005 Age 74

Mr. Hendrickson served as the Chief Executive Officer of Skilled Healthcare Group, Inc. (“SHG”) from April 2002 through November 2013. From November 2013 through December 2014, Mr. Hendrickson served as a consultant to SHG. Mr. Hendrickson also served as a Member of the Board of Directors of SHG from August 2003 through November 2013, including as Chairman of the Board of Directors of SHG from December 2005 through November 2013. SHG was a publicly‑traded company with subsidiaries that own and operate skilled nursing and assisted living facilities. In February 2015, SHG was acquired by Genesis HealthCare, Inc. Prior to joining SHG, Mr. Hendrickson was the President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long‑term health care facilities, from January 2000 through April 2002. Additionally since 2005, Mr. Hendrickson has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the health care services industry. Mr. Hendrickson is a member of the Board of Directors of Earthling Interactive, a private software development company, and is a former member of senior management and the Boards of Directors of Beverly Enterprises, Inc. and Hallmark Health Services.

Mr. Hendrickson’s prior service as an independent director of LTC, past executive and director experience with other public companies, and his multi‑decade involvement in the understanding of the health care industry led the Board to conclude he should be nominated to serve another term as director.

James J. Pieczynski Director since 2014 Age 56

Mr. Pieczynski is currently the Vice Chairman of PacWest Bancorp and is a member of the Board of Directors of Pacific Western Bank and PacWest Bancorp. Prior to that, he was the President of the Capital Source lending division at Pacific Western Bank and a board member at Pacific Western Bank and PacWest Bancorp. Prior to that he was a member of the Board of Directors of CapitalSource, Inc. (“CSE”) from January 2010 until April 2014 when CSE was acquired by PacWest Bancorp. Mr. Pieczynski served as Chief Executive Officer from January 2012 until the acquisition in April 2014. CSE was a publicly-held bank providing commercial loans to small and middle-market businesses nationwide and depository products and services in southern and central California. Mr. Pieczynski previously served as CSE’s Co-Chief Executive Officer from January 2010 through December 2011, CSE’s President-Healthcare Real Estate Business from November 2008 until January 2010. and CSE’s Co-President-Healthcare and Specialty Finance from January 2006 until November 2008. Additionally, Mr. Pieczynski served as an executive officer of our company from 1994 to 2001, and as a member of the Board of Directors of LTC from 1997 to 2001.

Mr. Pieczynski’s prior service as an executive officer and director of LTC, his recent position as Chief Executive Officer of a public financial company, his years of experience in financial and executive positions with health care companies, and his expertise in accounting, financial reporting and controls led the Board to conclude that he should be nominated to serve as director.

Devra G. Shapiro Director since 2009 Age 72

Ms. Shapiro served as Chief Financial Officer of IPC Healthcare, Inc. (”IPC”) from the time she joined IPC in March 1998 through October 2011. From 2011 to her retirement in 2014, she served as IPC's Chief Administrative Officer. IPC, was a publicly–traded national physician group practice company focused on the delivery of acute and post-acute hospitalist medicine services which was acquired by Team Health in 2015. Prior to joining IPC, Ms. Shapiro held chief financial officer and other executive financial positions with several health care companies and was in the health care practice of an international accounting firm for 11 years. Formerly, Ms. Shapiro was with Arthur Andersen & Company.

Ms. Shapiro’s prior service as an independent director of LTC, her sixteen years prior experience as a senior executive of a public health care company, her many years of experience in financial and executive positions with health care companies and in public accounting, and her expertise in accounting, financial reporting and controls led the Board to conclude that she should be nominated to serve another term as director.

Wendy L. Simpson Director since 1995 Age 70

Ms. Simpson was appointed Chairman of the Board of Directors of LTC in August 2013 and has served as Chief Executive Officer and President since March 2007. She also served as Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Having served as a senior executive officer of LTC for more than a decade, including currently as Chairman, Chief Executive Officer and President, Ms. Simpson brings a deep understanding of our company’s historical and current business and financial operations. Additionally, our Corporate Governance Guidelines contemplate that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors, and Ms. Simpson’s prior service as director of LTC, led the Board to conclude that she should be nominated to serve another term as director.

Timothy J. Triche, MD Director since 2000 Age 74

Dr. Triche has been the Director of the Center for Personalized Medicine at Children’s Hospital Los Angeles since July 2010 and previously served as the Chairman of the Department of Pathology and Laboratory Medicine at Children’s Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private biotechnology company, NanoValent Pharmaceuticals, Inc., a private nanotechnology company, GenomeDx, a private biotechnology company, MedGenome, Inc. (f/k/a Silicon Valley Biosystems and Lifecode, Inc.), a private biotechnology company, and Sanguine BioSciences, a private biomedical research company.

Dr. Triche’s prior service as an independent director of LTC, current and past executive and director experience with other health care companies, and his overall background in the health care industry led the Board to conclude he should be nominated to serve another term as director.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

As described under “Majority Voting” on page 2 of this proxy statement, a majority of the votes cast is required for the election of each director in an uncontested election, which is the case at the 2019 Annual Meeting. A majority of the votes cast means that the number of votes cast FOR a nominee must exceed the number of votes cast AGAINST that nominee. For purposes of the vote on Proposal 1, abstentions and broker non‑votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board’s nominees unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF

THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC’s consolidated financial statements for the year ending December 31, 2019. Ernst & Young LLP served as our independent registered public accounting firm during 2018 and also provided certain tax services as described in the Independent Registered Public Accounting Firm Fees and Services section of this proxy statement. A representative of Ernst & Young LLP is expected to be present at the 2019 Annual Meeting.

Although ratification is not required by our company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Required Vote and Recommendation

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 2, abstentions and broker non‑votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS LTC’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd‑Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say‑on‑pay” proposal, gives stockholders the opportunity to express their views on named executive officer compensation. As previously reported in the Current Report on Form 8‑K that we filed with the SEC on June 5, 2017, the Board has determined that LTC will hold a nonbinding, advisory “say‑on‑pay” vote every year to approve named executive officer compensation.

As described in the Executive Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we seek to align compensation of our executives with our overall performance as well as the individual performance of each executive. As noted in the CD&A section, our Annual Cash Bonus Incentive Plan provides for 50% of the bonus opportunity for participating executives to be based on achievement of performance goals.

Our compensation programs are designed to attract and retain executives responsible for our company’s success and are administered in the long-term interests of our company and our stockholders. In connection with services provided in 2018, approximately 56% of total named executive officer compensation was in the form of long-term incentive awards.

Please see the CD&A (and in particular its “Executive Summary” on page 14) and the Summary Compensation Table sections of this proxy statement for further details regarding our executive compensation decisions for 2018 and how our compensation program for executives is structured to support and reward our annual and long‑term financial performance as an organization.

Pursuant to the resolution below, we are asking our stockholders to indicate their support for named executive officer compensation. The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the named executive officers, as described in the CD&A and accompanying tables.

Accordingly, stockholders are being asked to vote on the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure.”

Required Vote and Recommendation

Because the vote is advisory, it is not binding on our company, the Board, or the Compensation Committee of the Board. The Board and the Compensation Committee will take into account the outcome of the vote, however, when designing future executive compensation programs.

For purposes of the vote on Proposal 3, abstentions and broker non‑votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The Board of Directors has determined that Wendy L. Simpson, Pamela J. Shelley-Kessler, and Clint B. Malin are our company’s “executive officers” as that term is defined in Rule 3b-7 under the Exchange Act. The biographies of our three current executive officers are as follows:

Wendy L. Simpson Chief Executive Officer and President Age 70

Wendy L. Simpson has been a director of our company since 1995, Vice Chairman from April 2000 through October 2005, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, President and Chief Operating Officer from October 2005 through March 2007 and Chief Executive Officer and President from March 2007 through August 2013. In August 2013, Ms. Simpson was appointed Chairman of the Board of Directors.

Pamela J. Shelley‑Kessler Executive Vice President, Chief Financial Officer and Corporate Secretary Age 53

Pamela J. Shelley-Kessler is the Executive Vice President and Chief Financial Officer, a position she has held since December 2010. From March 2007 to December 2010 she served as Senior Vice President and Chief Financial Officer and as Vice President and Controller from July 2000 to March 2007. Prior to joining our company, Ms. Shelley-Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer. She was also the Director of Financial Reporting for a Southern California apartment REIT. Ms. Shelley-Kessler also served as the Assistant Controller of the Inland Empire division of KB Home, a publicly traded homebuilder. She began her career as a certified public accountant in the real estate group of Ernst and Young LLP. In January 2018, Ms. Shelley-Kessler joined the Board of Directors of Physician’s Realty Trust where she serves on the audit committee. Ms. Shelley-Kessler also serves on the Board of Governors and as a member of the real estate committee of the Providence Tarzana Medical Center Foundation. Providence Tarzana Medical Center is a 249-bed hospital serving the San Fernando Valley and is part of Providence St. Joseph Health, a national not-for-profit health system comprised of 50 hospitals and 829 clinics throughout the western part of the United States.

Clint B. Malin Executive Vice President and Chief Investment Officer Age 47

Clint B. Malin is the Executive Vice President and Chief Investment Officer, a position he has held since June 2012. From December 2010 to June 2012 he served as Senior Vice President and Chief Investment Officer and as Vice President and Chief Investment Officer from May 2004 to December 2010. Prior to joining our company, Mr. Malin was employed by Sun Healthcare Group, Inc. (“Sun”), a nationwide owner and operator of post-acute care and skilled nursing centers from 1997 through 2004. Mr. Malin’s last position held at Sun was Vice President of Corporate Real Estate. Genesis Healthcare, Inc. acquired Sun in December 2012. Mr. Malin began his career in public accounting, initially practicing at KPMG Peat Marwick LLP and then Arthur Andersen LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2018 Business Highlights

We continued to focus on capturing long-term growth opportunities for our company and stockholders. We maintain a conservative capital structure and low leverage. At December 31, 2018, our debt to enterprise value was 28% and our debt to annualized adjusted EBITDAre was 4.4x. We maintain ample liquidity with $488.0 million available under our unsecured revolving line of credit, $93.8 million available under our senior unsecured note shelf agreement and $184.1 million available under our equity distribution agreements. Additionally, as an added measure of conservatism, we seek to match our debt maturities to our annual projected free cash flow, thereby minimizing our exposure to refinancing risk. We believe our low debt levels and ample liquidity provide us with financing flexibility and allow us to opportunistically access the capital markets at favorable rates. This disciplined financing strategy has allowed us to weather challenging economic environments and a variety of real estate cycles positioning us to take advantage of new investment opportunities.

In addition to real estate acquisitions, mortgage originations, mezzanine loan originations and real estate joint venture investments, in certain strategic circumstances, we have focused on developing new properties. In recent years, new supply of assisted living and memory care properties has outpaced demand, resulting in protracted lease-up time periods and, in some cases, current rental rates below development proformas. Two of our development partners have fallen behind on their contractual rent obligations to us. Anthem, who encountered lease-up challenges in 2017, paid $5.2 million of rent in 2018 and, as operations have improved, has agreed to pay $7.5 million in 2019. Thrive fell short of their contractual rent payments by $0.7 million in 2018 and failed to pay January, February and March 2019 rent. We are currently exploring our options to maximize the value of the real estate assets currently leased to Thrive. We believe however, that over the long-term, the supply and demand imbalance currently seen in certain markets for assisted living and memory care properties will self-correct, with demographics tilting in favor of these senior housing property types as the population over 75 years old continues to grow. Additionally, in 2018, one of our skilled nursing operators, Senior Care, filed for Chapter 11 bankruptcy as a result of lease terminations from certain landlords and on-going operational challenges. Senior Care did not pay us December 2018 rent but has paid us January, February, March, and April 2019 rent. Should Senior Care reject our lease in the bankruptcy process, we believe we can lease this portfolio to another operator under similar terms as the existing lease.

Despite the afore-mentioned challenges, 2018 was an active year for capital recycling, and although our property sales volume was higher than typical, we were net investors in real estate in 2018. We sold 10 properties for a combined $95.8 million, recognizing a total gain of $70.7 million. The six senior housing communities and four skilled nursing centers sold had a combined gross book value of $50.9 million, and a net book value of $22.4 million. We used the combined net proceeds of $92.7 million to invest $40.3 million in acquiring three senior housing assets and one parcel of land for development, and $14.5 million in two skilled nursing centers that were added to an existing investment we have in a mortgage loan. We also funded $35.3 million in development commitments, and $10.1 million in capital improvement projects. This total gross investment of $100.2 million translates into annualized revenue of approximately $7.5 million, $5.4 million of which will be recognized throughout 2019, and an additional annualized $2.1 million upon completion of development projects during 2019. Also, in 2018, we completed and opened a 66-unit memory care community in Illinois. We believe these new 2018 investments are indicative of our ability to continue our growth and future profitability.

During 2018, we amended and restated our unsecured credit agreement to replace our previous unsecured credit agreement before it was set to expire on October 14, 2018. The amended credit agreement maintains the $600.0 million aggregate commitment of the lenders under the prior agreement and provides for the opportunity to increase the commitment size of the credit agreement up to a total of $1.0 billion. The amended credit agreement extends the maturity of the former credit agreement to June 27, 2022 and provides for a one-year extension option at our discretion, subject to customary conditions. Additionally, the amended credit agreement decreases the interest rate margins and converts from the payment of unused commitment fees to a facility fee. Based on our leverage at December 31, 2018, the facility provides for interest annually at LIBOR plus 115 basis points and a facility fee of 20 basis points.

Year-over-year revenue for 2018 was flat as decreases in rental revenue from properties sold and Senior Care’s non-payment of December 2018 rent was offset by revenue from acquisitions, mortgage originations, capital improvement projects and the net impact of the write-off of an earn-out liability and related lease incentive asset. Excluding non-recurring items in both periods, year-over-year revenue declined 1.0% as the afore-mentioned revenue decreases were only partially offset by increases from mortgage originations and capital improvement projects. Year-over-year funds from operations decreased 1.2% due to increases in general and administrative expenses. Excluding non-recurring items in both periods, FFO decreased 3.0% due to revenue decreases previously discussed and increases in general and administrative expense. Funds from operations (“FFO”) is used by our company as a supplemental measure of operating performance, and FFO excluding non-recurring items allows management to compare our company’s operating performance against other REITs and across time periods on a consistent basis. We believe our low debt levels and ample liquidity provide us with financing flexibility and allow us to opportunistically access the capital markets at favorable rates.

For more information about FFO excluding non-recurring items, debt to enterprise value, and annualized adjusted EBITDAre, refer to the non-GAAP reconciliation in the Appendix to this proxy statement.

Performance data provided by our independent compensation consultant at the end of 2018 showed that our operating financial performance as Return on Invested Capital, Return on Assets, and Return on Equity was above the 85th percentile of our peer group. Furthermore, the stock performance graph in our 2018 Annual Report on Form 10-K shows that $100 invested in LTC common stock on December 31, 2013 would be worth $151.08 on December 31, 2018, as compared with $146.27 from a like investment in the NAREIT Equity REIT Index, further demonstrating our outperformance as compared to REITs across all property types and market capitalizations, not just with our peer group or the health care real estate group.

2018 Compensation Highlights

We seek to closely align the interests of our executive officers with those of our stockholders. We have structured our executive compensation program to support this alignment, with relatively modest base salaries and a greater proportion of total compensation delivered through annual bonus, long-term equity incentive opportunities and equity participation.

In 2016, the Compensation Committee introduced performance contingent equity in the form of performance-based market stock units (“MSUs”) as a key form of long-term equity incentive awards for our executive officers to balance our historical practice of granting restricted common stock awards (“RSAs”). Approximately 50% of the long-term equity incentive awards granted to our executive officers in 2018 was performance contingent. Further, 2018 compensation decisions were made in the first quarter of the year, following an operator default in 2017, which influenced the compensation awarded.

In view of their accomplishments and our financial performance during 2017 and 2018, the Compensation Committee and the Board approved:

•

For 2018 the CEO’s salary and target bonus were held flat, with equity grant value that was approximately 13% lower than 2017 in recognition of lower stock price than at the time of the 2017 award and the operator default during 2017. This resulted in total compensation as reported in the Summary Compensation table of this proxy that was ~4% lower than 2017 and that was also below the median of the Peer Group used for context when CEO compensation was set (and will remain below the peer median again in 2019 based on decisions made to-date). The CEO’s equity award during 2018 had grant date fair value that was ~13% lower than 2017, with half of the target shares contingent on four-year TSR goals (and approximately 50% of the grant date fair value of equity reported in the Summary Compensation Table contingent on target four-year TSR of 21.6%). This was in spite of 2017 financial performance data provided by our independent consultant that showed our operating financial performance as measured by Return on Invested Capital, Return on Assets, and Return on Equity was above the 85th percentile of our peer group. This high level of relative financial performance was also true following 2017, when most 2018 compensation decisions reported in this proxy were made.

•

Total compensation in 2018 was slightly lower than 2017 for Ms. Simpson to reflect the operator default near the end of 2017, with Ms. Shelley-Kessler and Mr. Malin slightly higher to reflect their personal career progression and labor market opportunities.

•	Base salary increases at the start of 2018 for executives and other members of the management team, except for the CEO.
•

2018 cash bonuses were 18% and 26% higher than bonuses in 2017 (which were lower than their historical average due to an operator default in 2017) for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin, respectively, reflecting higher performance against the goals and an improved internal assessment of our company’s long-term position following 2018 performance.

•

Annual bonuses and equity grants for the named executive officers, with the FFO/share goal set to reflect the internal operating budget for 2018, which was slightly lower than actual FFO/share in 2017 due to lower projected revenue in 2018 related to 2017 operator default and a projected significant capital gain, yet temporarily dilutive, sale of our assets leased to Sunrise Senior Living. The budget projected increased cash flow but temporarily reduced FFO during 2018 until all the proceeds from the sale could be reinvested and begin producing revenue. Thus, the 2018 FFO/share used in setting the bonus targets was measured using a lower capital base which resulted in a lower target as compared to the higher capital base and higher target in 2017. The Board believes that although capital recycling is typically temporarily dilutive to earnings in the year the divestiture occurs, periodic capital recycling is prudent because selling older assets and reinvesting the proceeds in new, more modern assets produces more stable long-term cash flow. Accordingly, the Board attempts to set targets inclusive of periodic capital recycling opportunities such as those that occurred in 2018; and

•

Equity awards during 2018 had grant date fair value as reported in the Summary Compensation Table that was approximately 50% contingent on our four-year TSR, with a requirement that TSR is 21.6% over four years to earn at least target (the ability to earn awards after only three years if TSR is at least 15.8%, which is the same compound annual growth rate).

2018 “Say‑On‑Pay” Vote

At LTC’s 2018 Annual Meeting of Stockholders, approximately 95% of the votes cast in the advisory “say‑on‑pay” vote were for approval of named executive officer compensation. The Board and Compensation Committee have considered the results of the 2018 “say‑on‑pay” vote and believe that it indicates that stockholders are supportive of the executive compensation program, which has been generally continued with the same structure in 2019. The Board and Compensation Committee will continue to consider “say‑on‑pay” votes in formulating future executive compensation policies and decisions.

Corporate Governance Highlights

We seek to maintain good governance standards, including with respect to the oversight of our compensation policies and practices. Highlights of the policies and practices in effect during 2018 are as follows:

•	Our Insider Trading Policy, which covers all employees and directors, includes prohibitions on hedging and pledging of our common stock;
•	We have a cash incentive compensation Clawback Policy in the event of an accounting restatement;
•	We maintain a separate “lead independent director” role in our leadership structure for the Board;
•	Each committee of the Board is comprised solely of independent directors; and
•	We have stock ownership guidelines in place for our executives and independent directors, and all executives and directors are in compliance.

Executive Compensation Program Philosophy and Objectives

We endeavor to ensure that the compensation programs for our executives are effective at attracting and retaining the key executives responsible for our success and are administered to support the long‑term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance and role of each executive.

Our executive compensation program may be summarized as follows:

•	An executive’s salary, bonuses, incentive compensation and other benefit programs should reflect their role, our company’s performance, and the executive’s individual performance and effort; and
•	Compensation should provide a financial interest in our company that parallels the financial interests of our stockholders.

We encourage you to read this Executive Compensation Discussion and Analysis (“CD&A”) for further details about our executive compensation program, including information about the 2018 compensation of the named executive officers.

Executive Compensation Program Elements

We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long‑term equity incentive opportunity and severance upon termination of employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

Base salary—attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive’s services/salary norms for persons in comparable positions at comparable companies. We believe that it is important to provide executives with predictable benefit amounts that reward the executive’s continued service. Salaries are set in the first quarter of the year, with reference to both market data and prior year performance.

Annual bonuses—reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company’s performance as a whole, and where practicable, should be related to variables under our management’s control. The target bonus is set in the first quarter of the year, and actual bonus is scored at the end of the year, after performance is known.

Long‑term equity incentives—align executives’ financial interests with those of our stockholders. We believe that long‑term compensation should motivate and reward the creation and preservation of long‑term stockholder value through both price increases and dividends. Long‑term equity incentives typically vest over multiple years to reward performance over one or more years or based on achieving certain performance targets.

In June 2016, with the introduction of long-term performance based compensation, we changed the methodology for granting equity awards. Prior to June 2016, equity grants consisted solely of time-based vesting restricted stock awards (RSAs) that were granted as part of compensation for the prior year. Accordingly, the RSAs granted in February 2016 were included as part of 2015 compensation. In June 2016, we introduced a long-term incentive compensation program that enables senior management to earn performance-based market stock awards (MSUs) that vest based upon certain total shareholder return targets (see page 24 under “Long-term Equity Incentives” for a description of our equity incentive program). MSUs granted in June 2016 are reported in 2016 Summary Compensation. Thus, Summary Compensation in 2016 reflects only MSUs granted that year because RSAs granted in 2016 were included as part of 2015 compensation. The design and underlying TSR improvement goals related to the MSUs first granted in 2016 have remained the same for MSU grants in 2017 and 2018 because the Committee believes that they reflect pay for performance and there has been no negative shareholder feedback related to the MSU design.

Beginning in 2017, RSAs and MSUs were granted together in the first half of the year, with reference to market data, prior year performance, and the previous year’s grant and are reported in 2017 Summary Compensation Table. This reporting transition for the February RSAs makes it difficult to compare total compensation during 2016-2017 without adjusting prior years’ grants to current year methodology. Although the 2017 RSAs appear nearly 2x higher than 2016, equity grant values were roughly flat in 2017 if compared to the grant made in the prior year. However, due to the transition in granting methodology resulting from the adoption of a performance-based equity component, equity grant values appear significantly higher in the Summary Compensation Table in 2017 as compared to 2016 because the RSA component of the 2017 grant is reported in 2017 whereas the RSA grant in 2016 is included as part of 2015 compensation in accordance with prior granting methodology. In addition to the Summary Compensation Table on page 28, which reflects equity grant values using the granting methodology in place at the time of the grant, we have included a table on page 26 which reflects equity grant values in prior years using current granting methodology and illustrates the decrease in equity award value in 2017. The CEO’s 2018 equity award reduction of 13.2% compared to 2017 does not reflect any difference in award timing or the timing for reporting awards granted in the first quarter of the year.

Severance—attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation. The rationale for providing severance if there is no change in control is to ensure smooth officer transitions with a release from claims against our company. The rationale for providing severance for termination following a change in control is to neutralize executives’ interest in ongoing personal employment in the event that the Board determines it is in shareholders’ best interest to sell our company.

Other Elements of Compensation

In addition to the primary elements of executive compensation program described above, the executives are eligible to participate in employee benefits and group insurance generally available to employees.

401(k) Savings Plan

We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year participants may contribute up to 15% of pre‑tax annual compensation. In 2018, the contributions may not exceed $18,500, or $24,500 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents and contribute 3% of the individual’s salary for staff that open an account. We will not match contributions for our executive officers at the senior vice president level and higher.

Benefits

With limited exceptions, the Compensation Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the health insurance benefits described in “Severance and Other Benefits Upon Termination of Employment or Change in Control” above and the supplemental medical insurance described below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full‑time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which reimburses participants up to a maximum of $10,000 per year for eligible out‑of‑pocket medical expenses such as primary insurance co‑payments, deductibles, and certain elective medical procedures not covered by the employee’s primary insurance policy.

Dividends

Our NEOs receive dividends on unvested restricted common share awards, and accumulate dividend equivalents that are paid in cash upon vesting of performance-based restricted stock unit awards. Dividends for 2018 paid on unvested restricted common shares are disclosed in the All Other Compensation in 2018 portion of the Summary Compensation Table, and dividend equivalents are included in the grant date fair value of our performance-based restricted stock units.

Compensation Governance Policies and Guidelines

Clawback Policy

The Board has adopted a Clawback Policy that grants the Board the discretion to recoup from executive officers, including each currently serving named executive officer, all cash bonuses paid that would not have been paid if performance had been measured in accordance with restated financials, for the periods covering any of the three fiscal years preceding a restatement (other than to comply with changes in applicable accounting principles). The Board is responsible for the interpretation and enforcement of this Clawback Policy.

Each of the senior executive employment agreements for Ms. Simpson, Ms. Shelley‑Kessler and Mr. Malin contains a clawback provision. In particular, the employment agreements provide the Board of the Directors with the contractual ability to clawback a cash or share grant bonus in the event of a restatement of our financial results if:

•	the restatement is attributable to misconduct or wrongdoing by the executive;
•	the bonus was issued within three years preceding the restatement;
•	the bonus was calculated and awarded pursuant to a specific financial formula; and
•	the bonus would have been diminished based on the restated financial results.

Stock Ownership Guidelines

We encourage our executives to hold our company’s stock on a long‑term basis. The following table represents our company’s stock ownership guidelines for our executives and independent directors:

Chief Executive Officer	Six times base salary
Executive Vice Presidents	Three times base salary
Independent Directors	Five times annual fee

Our company’s stock ownership guidelines recommend that the Chief Executive Officer and Executive Vice Presidents achieve the targeted level of ownership within three years from the date of hire, promotion or appointment. The stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within five years from date of election. At this time all of our executive officers and independent directors hold at least the full amount of the guideline. The Nominating and Corporate Governance Committee receives a quarterly report on executive and independent director stock ownership of company stock.

Prohibition on Pledging and Hedging Stock

Pursuant to our company’s Insider Trading Policy, we prohibit employees and directors from (i) pledging their shares in our company’s stock, and (ii) purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging the economic risk of ownership in our company’s stock. All of our executive officers and directors are in compliance with these anti‑pledging and anti‑hedging provisions.

Deductibility of Compensation under the Tax Codes

Section 162(m) of the Code denies deduction for Federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee periodically reviews the compensation programs and evaluates alternatives to ensure executive compensation is reasonable, performance‑based, and consistent with our overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments.

Tax Withholding

We permit our employees and directors to elect to withhold shares of stock to satisfy their tax withholding requirements upon the vesting of restricted stock.

Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee considers whether compensation decisions create incentives to take risks that could materially harm our company and does not believe that such incentives exist.

The Compensation Committee is also responsible for the administration of our equity compensation plans. Under the 2015 Equity Participation Plan of LTC Properties, Inc. (“2015 Equity Participation Plan” or “2015 Plan”), 1,400,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and equity grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and equity awards to be granted under equity compensation plans and the terms and provisions of such options and equity awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Ms. Simpson, our Chief Executive Officer and President, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other senior executives had any role in determining or recommending the form or amount of the compensation of the other senior executives.

Competitive Considerations

In determining the level and composition of compensation for our executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. The Compensation Committee establishes specific quantitative measurements and targets based upon our company’s FFO and new investments to determine the annual bonus awards for our senior executives as described under “Annual Cash Bonus Incentive Plan” below. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors described above in establishing executive compensation.

While the Compensation Committee may review competitive market data in determining the reasonableness of the compensation of our executive officers, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Consistent with our compensation philosophies described above, our goal is to provide each executive with a current compensation package that is at market based upon the Compensation Committee’s perception of comparable executives at comparable companies, including real estate investment trusts.

The total direct compensation provided to our CEO in 2017, and again in 2018 (as well as in 2019), was set below the median of data available in our peer group of compensation reference companies at the time the compensation decisions were made. The Compensation Committee believes that this below-median target position, the reduction in 2018 CEO compensation relative to 2017, combined with the performance-based nature of the bonus plan, and the fact that 50% of the equity grant value provided to the named executive officers is contingent on higher TSR performance, reflects a disciplined, reasonable, and performance-driven program that is aligned with shareholders’ short- and long-term interests.

Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers.

Since September 2015, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook”), as its independent compensation consultant, to evaluate new programs and compensation methodologies. Cook has conducted a comprehensive review of our company’s executive compensation programs and provided a report of its review to the Compensation Committee as described under “Executive Compensation Review” below. The Compensation Committee references the Cook report in making executive compensation decisions.

After review and consultation with Cook, the Compensation Committee determined that Cook is and was an independent advisor and there is and was no conflict of interest resulting from retaining Cook in 2018.

Executive Compensation Review

As described above, Cook was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The Cook review included:

•

assisting with the development of a peer group for compensation comparisons; consisting of publicly-traded real estate investment trusts (“REITs”) with total assets, enterprise value, and funds from operations (“FFO”) generally similar to our company, and with a broad focus on healthcare REITs or REITs that have a triple-net business orientation and/or tenants that are commercial businesses;

•	conducting a review of the competitiveness of current compensation levels, programs and arrangements provided to our executives, including the named executive officers; and
•	conducting a competitive assessment of our non‑employee director compensation program.

The Cook peer group used for 2018 compensation decisions included the following twenty-one REITs:

•	American Assets Trust, Inc.
•	CareTrust
•	Cedar Realty Trust, Inc.
•	Cousins Properties Incorporated
•	EastGroup Properties, Inc.
•	EPR Properties
•	First Potomac Realty Trust
•	Healthcare Realty Trust Incorporated
•	Healthcare Trust of America, Inc.
•	Hersha Hospitality Trust
•	Hudson Pacific Properties, Inc.
•	Medical Properties Trust Inc.
•	National Health Investors Inc.
•	Omega Healthcare Investors Inc.
•	Physicians Realty Trust
•	PS Business Parks Inc.
•	Retail Opportunity Investments Corp.
•	Sabra Health Care REIT, Inc.
•	Seritage
•	STAG Industrial, Inc.
•	Terreno Realty Corp.

In late 2018, after the peers above were referenced for 2018 decisions, Hudson Pacific Properties and EPR Properties were removed based on their larger revenue size, while First Potomac was removed following its acquisition. This revised peer group forms the basis for 2019 compensation decisions and performance comparisons following the end of 2018.

Cook compared our company’s total direct compensation (base salary, annual and long‑term incentives) for each executive position against the market compensation levels for similar executives in the consultant’s respective peer group. The review by Cook provided context that CEO’s 2018 target total direct compensation was slightly below the median of the market data available when 2018 decisions were made. Further, in 2019, CEO total direct compensation was set below the median peer group data available at the start of 2019.

Executive Compensation Practices

Base Salaries

The named executive officers each have an employment agreement granting them the contractual right to receive a fixed base salary as described under “Employment Agreements” on page 29 of this proxy statement.

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that base salaries are established at levels that reflect the responsibilities and duties of our executives and are competitive with amounts paid to executives of other real estate investment trusts, including our peer group companies. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance, relative importance, future potential, and contributions to our past success.

Based on the recommendations received from the Chief Executive Officer (except with respect to the Chief Executive Officer’s own salary) and taking into account our company’s performance as well as the findings from the Cook report, the Compensation Committee approved the following increases to base salaries for the named executive officers. Base salary increases were effective January 1, 2018. The following table summarizes salary adjustments approved by the Compensation Committee for 2018:

	2018 Base	2017 Base	Year over
Named Executive Officer	Salary	Salary	Year Increase
Wendy L. Simpson	$675,000	$675,000	—%
Pamela J. Shelley-Kessler	425,000	400,000	6.3%
Clint B. Malin	425,000	400,000	6.3%

Annual Cash Bonus Incentive Plan

Our Annual Cash Bonus Incentive Plan provides an annual incentive bonus for selected executives whereby each participating executive has a range of incentive opportunity (threshold, target and maximum) defined as a percentage of base salary. Annually, the Compensation Committee will select the participants in the plan and establish its performance goals.

For 2018, the Compensation Committee selected senior executives Ms. Simpson, Ms. Shelley‑Kessler and Mr. Malin as participants in the Annual Cash Bonus Incentive Plan, with the following range of bonus opportunities:

	Bonus Opportunity as a % of
	Base Salary
Executive	Threshold	Target	Maximum
Wendy L. Simpson	93.8%	125.0%	218.8%
Pamela J. Shelley-Kessler	67.5%	90.0%	157.5%
Clint B. Malin	67.5%	90.0%	157.5%

Bonuses under the 2018 bonus program were earned based 50% on the financial performance of our company and 50% on the Compensation Committee’s subjective evaluation of both individual and our company performance. Financial performance was measured using diluted FFO excluding non-recurring items per share and new investments, with 40% of the bonus plan tied to FFO per share and 10% tied to new investments. The subjective component in 2018 included factors such as individual performance, capital structure management, credit ratings, dividend growth and total stockholder return relative to peers. Performance achievement for the subjective component is determined at the discretion of the Compensation Committee. The factors used for qualitatively determining the score for the subjective factors are discussed below.

For purposes of the Annual Cash Bonus Incentive Plan, diluted FFO excluding non-recurring items, including the means of calculating it, is disclosed in our annual earnings release and in the Appendix to this proxy statement. The

Board may adjust the diluted FFO excluding non-recurring items component to reflect the pro forma impact of changes to our company’s capital structure, strategic changes and other items, at the Board’s discretion, that were not contemplated at the time of adoption of the performance goals. New investments include acquisitions, loan originations, equity investments and total commitments underwritten for developments, redevelopments, expansions and renovations.

The following table summarizes each metric and its relative weighting, the approved 2018 performance goals at threshold, target and maximum levels, and actual performance achieved. For 2018, actual performance versus the diluted FFO excluding non-recurring items per share goal was achieved at 100.3%. New investments was achieved at 107% of the performance objective. The subjective assessment was scored at the 100% target based on the factors described below.

Based on the degree of goal achievement, the bonus formula for the year resulted in a payout of 104% of target for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin.

						% of
		2018 Performance Goals			Performance	Target
Metric	Weight	Threshold	Target	Maximum	Achieved	Achieved
Diluted FFO excluding Non-recurring Items per share	40%	$2.95	$2.97	$3.10	$2.98	100%
New Investments ($ in millions)	10%	$50	$75	$100	$80	107%
Subjective Performance	50%	Compensation Committee Determination			Target	100%

In determining the subjective component of the annual bonuses, the Compensation Committee evaluated the performance of our company for the year compared to other real estate investment trusts and the overall market. The target bonus allowed under the subjective component was awarded as a result of the following 2018 accomplishments:

•	Purchased two memory care communities totaling 88 units for $25.2 million;
•

Entered into a partnership agreement for the acquisition of land for the development a 78-unit assisted living and memory care community for a total commitment of $18.1 million and the acquisition of an existing operational 89-unit independent living community on an adjacent land parcel for $14.4 million;

•	Completed and opened a 66-unit memory care community;
•	Funded $14.5 million under an existing mortgage loan for the purchase of two skilled nursing centers with a combined total of 238 beds;
•

Sold six senior housing communities and four skilled nursing centers for a combined $95.8 million, recognizing a total gain of $70.7 million. The 10 properties had a combined gross book value of $50.9 million, and a net book value of $22.4 million;

•

Amended our $600.0 million unsecured revolving line of credit to extend the maturity to 2022, provide an accordion feature to increase the commitment size of the credit agreement up to a total of $1.0 billion, decreased the interest rate margins and convert from the payment of unused commitment fees to a facility fee;

•	Trailing 4 quarter, 8 quarter, and 12 quarter Return on Invested Capital, Return on Assets, and Return on Equity was above the 85th percentile of our peer group that was in use at the end of 2018; and
•	Maintained our investment grade rating from the National Association of Insurance Commissioners (NAIC).

Based on the performance achieved, the Compensation Committee approved the following payouts under the Annual Cash Bonus Incentive Plan:

	Wendy L.	Pamela J. Shelley-	Clint B.
Metric	Simpson	Kessler	Malin
Diluted FFO excluding Non-recurring Items per share	$356,971	$161,827	$161,827
New Investments	97,031	43,987	43,987
Subjective Performance	421,875	191,250	191,250
Total Bonus Earned	$875,877	$397,064	$397,064

Long‑Term Equity Incentives

Long‑term incentives are granted to align the executives’ financial interests with those of our stockholders and are in the form of RSAs, MSUs and stock options. Awards are made on an individual basis and are not granted at any pre‑determined time during the year, though 2018 awards to the named executive officers were granted in mid-February 2018. The CEO’s 2018 equity value was set 13% lower than the 2017 grant to recognize the lower stock price and the operator default that occurred during 2017.

RSAs typically vest ratably over a three- to five‑year period and are generally subject to the individual executive officer’s continued employment. The MSU awards are earned over a four-year performance period, subject to the ability to accelerate earnout if three-year performance is high enough, with the number of shares earned dependent on our total stockholder return (“TSR”) over the applicable performance period. The level of long‑term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. We do not have an exact formula for allocating between cash and non‑cash compensation, nor do we have a policy for allocating between long‑term and currently paid out compensation.

The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by the Board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long‑term incentive awards in the form of stock options, the exercise price is the closing price of our company’s stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

Under the 2015 Equity Participation Plan, awards that may be granted include stock options (incentive or non‑qualified), stock appreciation rights, RSAs, MSUs, deferred stock and dividend equivalents. The 2015 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, RSAs, MSUs, deferred stock and dividend equivalents may only be awarded to officers and other full‑time employees to promote our long‑term performance and specifically, to retain and motivate management to achieve a sustained increase in stockholder value. Non‑qualified stock options, stock appreciation rights, RSAs, MSUs, deferred stock and dividend equivalents may be awarded to non‑employee directors, officers, employees, consultants and other key persons who provide services to us.

In 2018, the Compensation Committee used RSAs and the performance-contingent equity in the form of MSUs as the key form of long-term equity incentive awards provided to our executive officers. The design of the MSU awards granted in 2018 was effectively identical to the MSU design used in 2016 and 2017. The Compensation Committee approved equity awards to the Chief Executive Officer and the Chief Executive Officer recommended and the Compensation Committee approved equity awards to Ms. Shelley‑Kessler and Mr. Malin for their service in 2018. In approving the equity awards, the Compensation Committee took into consideration the executive’s historical performance and contributions, total ownership levels and the value of equity delivered historically, the market positioning of the executives’ pay and our company’s desire to retain the executives by providing a meaningful long‑term incentive award to each executive which is aligned with stockholder interests.

On February 16, 2018, the Compensation Committee granted the following RSAs which vest ratably over a three-year period from the grant date:

	RSA	Number
	Grant	of RSA
Named Executive Officer	Value	Grant
Wendy L. Simpson	$846,871	22,181
Pamela J. Shelley-Kessler	599,999	15,715
Clint B. Malin	599,999	15,715

For MSU awards, the Compensation Committee approved specific dollar values to be awarded to the named executive officers and the number of shares was determined by dividing the Committee approved target dollar value by the accounting fair value per share on the date of grant. The following table sets forth the grant values of MSUs granted on February 16, 2018:

	MSU	Number
	Award	of MSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$915,188	22,181
Pamela J. Shelley-Kessler	600,000	14,542
Clint B. Malin	600,000	14,542

MSUs granted in 2018 can be earned between 0-200% based on LTC’s cumulative TSR performance through February 28, 2022 (4-year performance period) and have an opportunity to be earned early if TSR through February 28, 2021 (3-year performance period) is at least 3%. The four-year performance period may be shortened to three years if three-year TSR performance is high enough to fund the maximum MSU earnout after three years. The share price at the grant date is used as the starting point for the TSR calculation, and a trailing 20 trading-day average share price is used to calculate the share price at the end of the performance period. Dividends for outstanding MSUs are accrued in the form of cash during the restriction period and are distributed if and when the underlying shares are earned (dividends accrued on unearned/forfeited MSU shares are not paid).

Under the 2018 MSU design, payouts range from 0% to 200% of target, based on the schedule below:

	Cumulative	Accelerated	Payout %
	4-year	Cumulative	of Target
Growth Requirements	TSR	3-year TSR	Share Granted
Below Threshold	Less than 4.1%	Less than 3.0%	—
Threshold	4.1%	3.0%	50.0%
Target	21.6%	15.8%	100.0%
Maximum	46.4%	33.1%	200.0%

The 2018 MSUs are earned based on 4-year cumulative TSR. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 20 trading-day average price is used to measure performance at the end of the period.

The Summary Compensation Table makes comparing the 2016 equity value to 2017 value difficult, although 2018 and 2017 are comparable and reported on the same basis. Prior to 2017 the RSAs granted in February were disclosed in the Summary Compensation Table as reflecting an award for prior year performance. This was changed in 2017 because the February RSA grant was not determined formulaically based on prior year performance. However, the transition causes the February 2016 RSA award, which was determined based on prior year performance, to be reported as compensation for 2015 and therefore understates the value of the 2016 compensation decision. There is no effect on the 2017 or the 2018 equity award values in the Summary Compensation Table.

In order to view compensation in the same manner as the Compensation Committee and to make consistent comparisons of year-to-year value, the 2015 RSA value, which was granted in February 2016, was treated as 2016 compensation, rather than 2015 compensation, in the following table. Adjusting the grants to reflect consistent grant timing methodology, the 2017 equity grant value was substantially similar to the equity grant value provided in 2016:

		RSA	MSU	Total
		Grant	Award	Stock
Name and Principal Position	Year	Value	Value	Awards
Wendy L. Simpson	2018	$846,871	$915,188	$1,762,059
Chairman, Chief	2017	1,015,003	1,015,000	2,030,003
Executive Officer and	2016	977,224	950,000	1,927,224
President
Pamela J. Shelley-Kessler	2018	599,999	600,000	1,199,999
Executive Vice President,	2017	556,991	557,000	1,113,991
Chief Financial Officer and	2016	514,556	500,000	1,014,556
Corporate Secretary
Clint B. Malin	2018	599,999	600,000	1,199,999
Executive Vice President	2017	556,991	557,000	1,113,991
and Chief Investment Officer	2016	514,556	500,000	1,014,556

Further, the normalization of the reporting for 2016 and 2017 RSA awards above results in lower year-over-year total direct compensation for all named executive officers if applied to the Summary Compensation Table. This alternative Summary Compensation Table view that 2017 was lower than 2016 as a result of performance during the year is consistent with the Committee’s view of 2017 compensation relative to 2016. Further, the CEO’s 2018 compensation was also lower than 2017 compensation in recognition of lower 2017 performance that caused the Committee to provide a lower 2018 grant value than the prior year:

				Non-Equity
			Stock	Incentive Plan	All other
Name and Principal Position	Year	Salary	Awards	Compensation	Compensation	Total
Wendy L. Simpson	2018	$675,000	$1,762,059	$875,877	$2,859	$3,315,795
Chairman, Chief	2017	675,000	2,030,003	739,547	1,663	3,446,213
Executive Officer and	2016	655,000	1,927,224	1,368,131	711	3,951,066
President
Pamela J. Shelley-Kessler	2018	425,000	1,199,999	397,064	9,382	2,031,445
Executive Vice President,	2017	400,000	1,113,991	315,540	10,250	1,839,781
Chief Financial Officer and	2016	390,000	1,014,556	506,142	4,572	1,915,270
Corporate Secretary
Clint B. Malin	2018	425,000	1,199,999	397,064	3,552	2,025,615
Executive Vice President	2017	400,000	1,113,991	315,540	4,333	1,833,864
and Chief Investment Officer	2016	390,000	1,014,556	506,142	3,444	1,914,142

Severance and Other Benefits Upon Termination of Employment or Change in Control

The employment agreements with certain executive officers of our company provide severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide key executives with severance protections that are competitive with those offered by companies similar to ours. The severance protections we have provided the named executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

We believe that severance should be payable to key executives if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. The amount of severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help compensate them during a period of expected unemployment in the event of a termination without cause.

We also believe that severance should be payable to our key executives in connection with a change in control transaction. A change in control creates uncertainty regarding the continued employment of the executives. We provide severance in the event of a change in control to make our key executives indifferent about their own job security if the Board determines that it is in the best interests of shareholders to sell our company. The amount of cash severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to encourage the executives to remain employed by us during an important time when their prospects for continued

employment following the change in control transaction are often uncertain. Our current practice for change in control severance follows a “double‑trigger” approach. Ms. Simpson’s, Ms. Shelley‑Kessler’s, and Mr. Malin’s employment agreements contain double‑trigger change in control provisions. Under a double‑trigger approach, a severance payment obligation arises only if a change in control occurs and the executive’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, within a 24-month period after the change in control.

Additionally, upon the circumstances described above regarding termination of employment or change in control, we have agreed to provide health insurance benefits to each named executive officer for a period of 18 months. None of the employment agreements with our executive officers provide for lifetime benefits. Also, none of the employment agreements with our executive officers provide for “gross‑up payments” to offset taxes due for severance or other benefits upon termination of employment or change in control.

Compensation Risk Assessment

We have reviewed our compensation policies and practices to determine whether risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our company. The review included assessment of our various compensation programs and consideration of risk mitigating factors. We believe that our compensation policies and practices for employees do not present risks that are reasonably likely to have a material adverse effect on our company. We generally take a conservative approach to managing our business. Although some risk-taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not promote short-term rewards for management decisions that could pose long‑term risks to our company. With particular respect to compensation of our executive officers:

•	the Compensation Committee exercises discretion in determining cash bonuses and equity awards to executive officers;
•	awards of restricted stock with long‑term vesting periods provides executive officers with an incentive to make decisions that contribute to long‑term performance of our company;
•

our Clawback Policy and provisions in our senior executive employment agreements provide our company with recourse in the event of material non‑compliance with any financial reporting requirement that leads to a material or significant restatement; and

•	stock ownership guidelines for executive officers further aligns their personal wealth with the long‑term performance of our company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of the named executive officers for services provided in 2018,  2017 and 2016

					Non-Equity
			Stock		Incentive Plan		All other
Name and Principal Position	Year	Salary	Awards(1)		Compensation		Compensation(2)	Total
Wendy L. Simpson	2018	$675,000	$1,762,059	(3)(4)	$875,877	(5)	$2,859	$3,315,795
Chairman, Chief	2017	675,000	2,030,003	(3)(4)	739,547	(5)	1,663	3,446,213
Executive Officer and	2016	655,000	950,000	(6)	1,368,131	(5)	711	2,973,842
President
Pamela J. Shelley-Kessler	2018	425,000	1,199,999	(3)(4)	397,064	(5)	9,382	2,031,445
Executive Vice President,	2017	400,000	1,113,991	(3)(4)	315,540	(5)	10,250	1,839,781
Chief Financial Officer and	2016	390,000	500,000	(6)	506,142	(5)	4,572	1,400,714
Corporate Secretary
Clint B. Malin	2018	425,000	1,199,999	(3)(4)	397,064	(5)	3,552	2,025,615
Executive Vice President	2017	400,000	1,113,991	(3)(4)	315,540	(5)	4,333	1,833,864
and Chief Investment Officer	2016	390,000	500,000	(6)	506,142	(5)	3,444	1,399,586

(1)

Represents the fair value on the grant date of the stock awards, as required by SEC rules. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2018 Annual Report on Form 10-K.

(2)	Represents supplemental health insurance benefits.
(3)

Named executive officers were awarded the following performance-based market stock units during 2018 and 2017 with the number of shares to be earned depending on our TSR over the applicable performance period. These MSUs require a minimum threshold of 4.1% cumulative annual TSR performance, before threshold shares are earned, and they require 21.6% cumulative TSR performance before target shares are earned, each as measured over a 4-year performance period, with opportunity to earn the awards after 3 years if cumulative TSR performance is at least 3.0% at the end of 3 years:

	2018		2017
	MSU	Number	MSU	Number
	Award	of MSU	Award	of MSU
Named Executive Officer	Value	Award	Value	Award
Wendy L. Simpson	$915,188	22,181	$1,015,000	20,915
Pamela J. Shelley-Kessler	600,000	14,542	557,000	11,477
Clint B. Malin	600,000	14,542	557,000	11,477

(4)	Named executive officers received the following restricted common stock awards on February 16, 2018 and February 14, 2017 which vest ratably over a three-year period from the grant date:

	2018		2017
	RSA	Number	RSA	Number
	Grant	of RSA	Grant	of RSA
Named Executive Officer	Value	Grant	Value	Grant
Wendy L. Simpson	$846,871	22,181	$1,015,003	22,181
Pamela J. Shelley-Kessler	599,999	15,715	556,991	12,172
Clint B. Malin	599,999	15,715	556,991	12,172

(5)	Represents amounts earned in cash under the Annual Cash Bonus Incentive Plan for performance in 2018, 2017 and 2016 which were paid in 2019, 2018 and 2017.

(6)

Named executive officers were awarded the following performance-based market stock units during 2016 with the number of shares to be earned depending on our TSR over the applicable performance period. These MSUs require a minimum threshold of 4.1% cumulative annual TSR performance, before threshold shares are earned, and they require 21.6% cumulative TSR performance before target shares are earned, each as measured over a 3.74-year performance period, with opportunity to earn the awards after 2.74 years if cumulative TSR performance is at least 3.0% at the end of 2.74 years:

	MSU	Number
	Award	of MSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$950,000	19,808
Pamela J. Shelley-Kessler	500,000	10,425
Clint B. Malin	500,000	10,425

CEO to Median Employee Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The applicable rules allow companies to use various assumptions and methodologies in calculating the pay ratio and, accordingly, our pay ratio may not be comparable with the pay ratios of other companies.

We identified the median employee by examining the 2018 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for all individuals, excluding our CEO, who were employed by us as of December 31, 2018. We used our payroll records to identify this information. In making this determination, we did not annualize compensation for those employees who did not work for our company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. Our chief executive officer had annual total compensation of $3,315,795 and our median employee had annual total compensation of $201,004. Therefore, we estimate that our CEO’s annual total compensation is 17 times that of the median of the annual total compensation of all of our employees, excluding our CEO.

Employment Agreements

Our company has entered into employment agreements with each of the named executive officers. The following table presents information regarding the employment agreements with the named executive officers for the year ended December 31, 2018:

Named Executive Officer	Agreement Date	Agreement Term	Salary
Wendy L. Simpson	11/12/14	3-year evergreen	$675,000
Pamela J. Shelley-Kessler	11/12/14	2-year evergreen	425,000
Clint B. Malin	11/12/14	2-year evergreen	425,000

The employment agreements provide that the base salaries may be increased at the discretion of the Board. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by the Board. During the term of his or her employment by us, each officer will devote the time necessary to provide the services reasonably required by the Board and will not, without the express approval of the Board, engage for his or her own account or for the account of any other person or entity, in a business which competes with us.

The employment agreements contain standard provisions regarding bonuses and benefits, as described in the CD&A section of this proxy statement. Additionally, the employment agreements with the named executive officers provide payments for severance upon termination of employment, including in connection with a change in control, as described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 26 of this proxy statement and under “Potential Payments Upon Termination or Change in Control” on page 32 below.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards made in 2018 and as of December 31, 2018 to the named executive officers and is intended to supplement the summary compensation table above:

										All Other
							Estimated Possible			Stock	Grant Date
				Estimated Possible Payouts Under			Payouts Under Equity			Awards:	Fair Value
	Grant		Grant	Non-Equity Incentive Plan Awards			Incentive Plan Awards			Number	of Stock
Named Executive Officer	Date		Type	Threshold	Target	Max	Threshold	Target	Max	of RSAs	Awards
Wendy L. Simpson	2/16/18	(1)	RSA	$—	$—	$—	—	—	—	22,181	$846,871
	2/16/18	(2)	MSU	—	—	—	11,091	22,181	44,362	—	915,188
	—	(3)	—	632,813	843,750	1,476,563	—	—	—	—	—
Pamela J. Shelley-Kessler	2/16/18	(1)	RSA	—	—	—	—	—		15,715	599,999
	2/16/18	(2)	MSU	—	—	—	7,271	14,542	29,084	—	600,000
	—	(3)	—	286,875	382,500	669,375	—	—	—	—	—
Clint B. Malin	2/16/18	(1)	RSA	—	—	—	—	—	—	15,715	599,999
	2/16/18	(2)	MSU	—	—	—	7,271	14,542	29,084	—	600,000
	—	(3)	—	286,875	382,500	669,375	—	—	—	—	—

(1)	Restricted stock awards were granted under the 2015 Equity Participation Plan and vest ratably over a three-year period from the grant date.
(2)

Performance stock unit awards were granted under our 2015 Equity Plan, to be earned based on our absolute TSR performance over a 4-year period starting on the grant date (with an opportunity for an early payout after 3 years). Threshold amounts shown are 50% of the MSUs granted, target amounts are 100% of the MSUs granted, and maximum amounts are 200% of the MSUs granted. No MSUs are earned for performance below threshold.

(3)

The amounts shown represents bonus opportunities for 2018 performance under the Annual Cash Bonus Incentive Plan as approved by the Compensation Committee on February 16, 2018. The actual amount awarded was based on the achievement of certain performance measures as described under “Annual Cash Bonus Incentive Plan” on page 22 of this proxy statement. The awards earned for such performance in 2018 were granted on February 19, 2019 as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by the named executive officers as of December 31, 2018

	Option awards				Stock awards
								Equity		Equity
								Incentive		Incentive
								Plan awards:		Plan awards:
	Number of	Number of			Number of		Market value	Number of		Market value
	securities	securities			shares or		of shares	shares or		of shares
	underlying	underlying			units of		or units of	units of		or units of
	unexercised	unexercised	Option	Option	stock that		stock that	stock that		stock that
	options	options	exercise	expiration	have not		have not	have not		have not
Named Executive Officer	exercisable	unexercisable	price	date	vested		vested(1)	vested		vested(1)
Wendy L. Simpson	—	—	$—	—	44,503	(2)	$1,854,885	62,904	(4)	$2,621,839
Pamela J. Shelley-Kessler	—	—	—	—	27,797	(3)	1,158,579	36,444	(4)	1,518,986
Clint B. Malin	—	—	—	—	27,797	(3)	1,158,579	36,444	(4)	1,518,986
(1)	The market value is the number of shares that have not vested multiplied by the closing market price of our common stock as reported by the NYSE on December 31, 2018.
(2)

Represents number of outstanding unvested RSAs which vests as follows: 7,394 on February 14, 2019 and 2020; 7,534 on February 18, 2019; 7,393 on February 16, 2019; and 7,394 on February 16, 2020 and 2021.

(3)

Represents number of outstanding unvested RSAs which vests as follows: 4,057 on February 14, 2019; 4,058 on February 14, 2020; 3,967 on February 18, 2019; 5,238 on February 16, 2019 and 2020; and 5,239 on February 16, 2021.

(4)

Represents MSUs that are eligible for vesting following the end of a four-year performance period, subject to acceleration, depending on TSR over the applicable performance period. The amounts listed are at 100% of the target MSU granted, representing the MSUs that would be earned with target performance. However, our TSR performance over the interim performance period from award date, through December 31, 2018, would be 65%, 71% and 200% of target for the 2016, 2017 and 2018 awards, respectively.

Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock that vested related to each of the named executive officers for the year ended December 31, 2018:

	Option awards		Stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired	realized	acquired	realized
Named Executive Officer	on exercise	on exercise	on vesting	on vesting(1)
Wendy L. Simpson	—	$—	22,593	$851,158
Pamela J. Shelley-Kessler	—	—	13,358	503,464
Clint B. Malin	—	—	13,358	503,464
(1)

The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date. This differs from the compensation expense in the summary compensation table above which is determined using the fair value on the grant date of the stock award.

Potential Payments Upon Termination or Change In Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 26 of this proxy statement, we have provided the named executive officers with employment agreements that provide certain severance and other benefits depending on the circumstances surrounding their termination of employment with us, including upon a change in control of our company. In addition to the benefits referenced below, upon termination of employment with us, the executive is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary.

Severance and Other Benefits Upon Termination of Employment

If a named executive officer’s employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, we have agreed to pay the named executive officer a lump sum severance equal to the following:

Wendy L. Simpson	Four times base salary
Pamela J. Shelley-Kessler	Three times base salary
Clint B. Malin	Three times base salary

Upon such a termination of employment, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officer. Further, all stock options and restricted common stock automatically vest for the named executive officer and all performance-based market stock units vest at the conclusion of the performance period based on a prorated basis and the truncated service period ending at the termination.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a pro-rated award if her or his employment terminates, except for a termination for cause or a voluntary resignation without a good reason.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if their employment with us terminated and their severance and benefits became payable on December 31, 2018:

	Cash	Maximum	Health Benefits	Equity
Name	Severance(1)	Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$2,700,000	$1,476,563	$25,400	$3,250,874
Pamela J. Shelley-Kessler(5)	1,275,000	669,375	52,200	1,968,171
Clint B. Malin(5)	1,275,000	669,375	27,900	1,968,171
(1)	Represents base salaries and termination provisions in effect at December 31, 2018.
(2)

Represents the maximum payable to participants in the Annual Cash Bonus Incentive Plan for 2018. The actual amount for 2018 performance was less, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2018.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 31, 2018. For unvested performance-based market stock units, this amount is based on interim TSR performance measured as of December 31, 2018, the prorated service term from the grant date to December 31, 2018, and the closing market price as reported by the NYSE on December 31, 2018.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officers may be less than the amounts shown above as a result of the application of the cut back.

Severance and Other Benefits Upon Change in Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 26 of this proxy statement, we have agreed to pay severance and other benefits to the named executive officers upon our company’s change in control as defined in each named executive officer’s employment agreement. The employment agreements with each of the named executive officers are triggered if (i) her or his employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, and (ii) such termination occurs within 24 months following a change in control or in contemplation of a change in control which actually occurs.

Upon such an occurrence, we have agreed to pay the named executive officer a severance payment in cash equal to the following:

Wendy L. Simpson	Greater of $3,000,000 or 300% of 5-year average annual compensation
Pamela J. Shelley-Kessler	250% of 5-year average annual compensation
Clint B. Malin	250% of 5-year average annual compensation

Upon such an occurrence, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officers. Further, under the standard provisions of our equity compensation plan award agreements, all stock options and restricted common stock automatically vest upon a change in control for the named executive officers and all the performance-based market stock units deemed earned as of the date of the change of control, will vest upon termination within 24 months following a change in control.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a portion of the target amount of the award based upon the number of days remaining in the performance period upon the change in control.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if there had been a change in control of our company and their severance and benefits were triggered on December 31, 2018:

	Cash		Health Benefits	Equity
Name	Severance(1)	Target Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$7,543,761	$843,750	$25,400	$4,859,471
Pamela J. Shelley-Kessler(5)	3,301,710	382,500	52,200	2,992,874
Clint B. Malin(5)	3,425,646	382,500	27,900	2,992,874
(1)	Represents base salaries and change in control provisions in effect at December 31, 2018.
(2)

Represents the target amount payable to participants in the Annual Cash Bonus Incentive Plan for 2018. The actual amount for 2018 performance was greater, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for a period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2018.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 31, 2018. For unvested performance-based market stock units, this amount is based on interim TSR performance measured as of December 31, 2018, and the closing market price as reported by the NYSE on December 31, 2018.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officer may be less than the amounts shown above as a result of the application of the cut back.

DIRECTOR COMPENSATION

Compensation for the Board of Directors currently consists of quarterly fees and periodic equity awards. One member of the Board, Ms. Simpson, is employed by us and therefore is not entitled to receive additional compensation for her services as director. Compensation information related to Ms. Simpson is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2018

The following table presents information regarding the compensation earned by or paid to non-employee members of the Board for their services in 2018:

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Boyd W. Hendrickson	$100,000	$90,008	$190,008
James J. Pieczynski	85,000	90,008	175,008
Devra G. Shapiro	90,000	90,008	180,008
Timothy J. Triche	90,000	90,008	180,008
(1)

Please see “Equity Awards” below for the aggregate number of stock awards and option awards outstanding at year end. Represents the fair value on the grant date of the stock awards and option awards granted. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2018 Annual Report on Form 10-K.

Quarterly Board and Meeting Fees

The following table represents the schedule of quarterly fees for each non-employee director in effect during 2018:

Type of Fee(1)
Quarterly Fee	$15,000
Quarterly Lead Independent Director Fee	6,250
Quarterly Audit Committee Chairman Fee(2)	5,000
Quarterly Compensation Committee Chairman Fee(2)	5,000
Quarterly Nominating Committee Chairman Fee(2)	3,750
Quarterly Committee Membership Fee (per Committee)	1,250
(1)	Additionally, we reimburse non-employee directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.
(2)	Committee Chairs do not receive an additional Committee Membership fee.

Equity Awards

Directors participate in the 2015 and 2008 Equity Participation Plan which permits the Compensation Committee to grant nonqualified stock options or restricted common shares to directors from time-to-time. In 2018, the Compensation Committee granted 2,182 shares of restricted common stock at $41.25 per share to each non-employee director. These shares vest over a one-year period from the grant date. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our non-employee directors at December 31, 2018.

			Number of unvested
			shares of restricted
	Number of options		common stock
Name	outstanding		outstanding
Boyd W. Hendrickson	—		2,182	(3)
James J. Pieczynski	15,000	(1)	2,182	(3)
Devra G. Shapiro	5,000	(2)	2,182	(3)
Timothy J. Triche	—		2,182	(3)
(1)	5,000 vested on March 1, 2015, 2016 and 2017.
(2)	5,000 vested on July 30, 2012.
(3)	Vests on May 30, 2019.

COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that LTC specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2018. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Timothy J. Triche, MD, Chairman Boyd W. Hendrickson James J. Pieczynski Devra G. Shapiro

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in 2018 consisted of Timothy J. Triche, Boyd W. Hendrickson, James J. Pieczynski and Devra G. Shapiro, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of our company. There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table presents information as of April 15, 2019 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on the most recent Schedule 13D or 13G filings made by such person with the SEC pursuant to SEC rules and regulations, (2) each director and director nominee, (3) each named executive officer identified in the “Summary Compensation Table” on page 28 of this proxy statement, and (4) the current directors and executive officers as a group:

				Percent of
		Amount and Nature of		Outstanding
Beneficial Owner	Title of Class	Beneficial Ownership(1)		Shares in Class(2)
Principal Stockholders:
BlackRock, Inc.	Common Stock	6,899,902	(3)	17.4%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	Common Stock	5,996,517	(4)	15.1%
100 Vanguard Boulevard
Malvern, PA 19355
Vanguard Specialized Funds—Vanguard Real Estate Index Fund	Common Stock	1,886,542	(5)	4.7%
100 Vanguard Boulevard
Malvern, PA 19355
Named Executive Officers:
Wendy L. Simpson	Common Stock	382,365		*
Pamela J. Shelley-Kessler	Common Stock	105,939	(6)	*
Clint B. Malin	Common Stock	95,407		*
Directors and Director Nominees: +
Boyd W. Hendrickson	Common Stock	15,790		*
James J. Pieczynski	Common Stock	35,156	(7)	*
Devra G. Shapiro	Common Stock	34,756	(7)	*
Timothy J. Triche	Common Stock	36,838		*
All current directors and executive officers as a group (7 persons)	Common Stock	706,251	(6)(7)	1.8%

*      Less than 1%

+      Does not include information concerning Ms. Simpson, for whom information is provided under the Named Executive Officers heading above.

(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding on April 15, 2019 was 39,738,695.
(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”) with respect to the ownership of our common stock as of December 31, 2018, BlackRock beneficially owns 6,899,902 shares. BlackRock has the sole power to vote or to direct the vote of 6,792,241 shares and sole power to dispose or to direct the disposition of 6,899,902 shares.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”) with respect to the ownership of our common stock as of December 31, 2018, Vanguard beneficially owns 5,996,517 shares. Vanguard has the sole power to vote or to direct the vote of 74,313 shares and sole power to dispose of or to direct the disposition of 5,915,554 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 35,110 shares of our common stock outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 85,056 shares of our common stock outstanding as a result of its serving as investment manager of Australian investment offerings.

(5)

Based upon information contained in a Schedule 13G/A filed with the SEC on January 31, 2019 by Vanguard Specialized Funds—Vanguard Real Estate Index Fund (“Vanguard REIT”) with respect to ownership of our common stock as of December 31, 2018, Vanguard REIT beneficially owns and has sole power to vote or to direct the vote over 1,886,542 shares.

(6)	Includes 1,000 shares of common stock held by spouse in an individual retirement account.
(7)	Includes shares purchasable by such individual upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of April 15, 2019 as follows:

Exercisable
Outstanding
Director and Director Nominees:	Options
James J. Pieczynski	15,000
Devra G. Shapiro	5,000

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans as of December 31, 2018 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	20,000	$34.99	825,457
Equity compensation plans not approved by security holders	—	—	—
Total	20,000	$34.99	825,457

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. Under our Related Person Transaction Policy, a related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board.

In determining whether to approve or ratify a related person transaction, the Board will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board deems relevant.

Transactions with Related Persons

There were no transactions within the scope of our Related Person Transactions Policy since the beginning of 2018 nor are any currently proposed.

Director Independence

In accordance with NYSE listing standards, our Corporate Governance Guidelines provide that:

•

A director who is, or has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer of our company, may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•

A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of our company will not be considered in determining independence under this test.

•

A director who is, or whose immediate family member is, a current partner of a firm that is our company’s external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time may not be deemed independent.

•

A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.

•

A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, may not be deemed independent.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in 2018. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board has affirmatively determined that each of the current directors standing is independent within the meaning of our director independence standards, except for Ms. Simpson because of her employment as a senior executive officer of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Ernst & Young LLP audited our financial statements during year ended December 31, 2018 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2018	2017
Audit Fees	$582,500	$612,500
Audit-Related Fees	—	—
Tax Fees	74,544	64,700
All Other Fees	—	—

Audit Fees

For 2018 and 2017, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters and consents.

Tax Fees

These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2018 and 2017.

All audit, audit related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chairman shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP’s audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee’s duty to review annually the Audit Committee Charter and recommend any changes to the Board.

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of LTC’s financial statements, LTC’s financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of LTC’s management to prepare financial statements in accordance with U.S. generally accepted accounting principles and of LTC’s independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that LTC must provide to it.

Management is responsible for LTC’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of LTC’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, LTC’s independent registered public accounting firm. Management represented to the Audit Committee that LTC’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by the Public Company Accounting Oversight Board standards.

Additionally, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from LTC and its management. The Audit Committee also has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of LTC’s internal controls and the overall quality of LTC’s financial reporting.

During the past year, the Audit Committee met with Ernst & Young LLP five times in total and without management present once.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in LTC’s 2018 Annual Report on Form 10‑K for filing with the Securities and Exchange Commission.

Audit Committee
Devra G. Shapiro, Chairman Boyd W. Hendrickson James J. Pieczynski Timothy J. Triche, MD

RISK OVERSIGHT

Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification of, planning for, and managing those risks. The Board may delegate to its committees oversight responsibility for those risks that are directly related to their area of focus. Pursuant to its charter, the Audit Committee has the responsibility and duty to review the financial, investment and risk management policies followed by our company in operating its business activities. The full Board reviews risks that may be material to our company, including those detailed in the Audit Committee’s reports and as disclosed in our quarterly and annual reports filed with the SEC. We believe that our leadership structure also enhances the Board’s risk oversight function. Due to her role as Chief Executive Officer, and President, and knowledge of our company and industry, Ms. Simpson is well-positioned to lead board discussions on risk areas. Ms. Simpson regularly discusses with management the material risks facing our company and is also expected to report candidly to her fellow directors on her assessment of those material risks. This structure fosters greater communication between management and the Board on matters including with respect risk.

FORWARD LOOKING STATEMENTS

This proxy statement includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this proxy statement are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see our company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this proxy statement are based on information available to our company on the date hereof, and we assume no obligation to update such forward looking statements. Although our company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by our company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

OTHER MATTERS

Other business may properly come before the 2019 Annual Meeting of Stockholders, and in that event, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be prepared at the 2019 Annual Meeting. Our management and the Board know of no matters to be brought before the 2019 Annual Meeting other than as described in this proxy statement.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement by December 25, 2019 and otherwise comply with SEC rules and regulations governing inclusion of such proposals. Any proposal received after December 25, 2019 will be untimely, in accordance with SEC rules and regulations.

Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that notice be delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2019 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2020 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2020 Annual Meeting and the reasons for bringing such matter before the 2020 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2020 Annual Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2020 Annual Meeting as of the date of such stockholder notice.

For information regarding nominating candidates for election as directors, please see “Consideration of Director Nominees” on page 6 of this proxy statement.

Householding

We have adopted a procedure permitted by SEC rules called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, at 866-708-5586.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our transfer agent, American Stock Transfer & Trust Company, at 866-708-5586.

“Street name” beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.

Directions

Directions to the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361.

US-101 North	US-101 South
•Exit Westlake Blvd.	•Exit Westlake Blvd.
•Turn left onto Westlake Blvd.	•Continue straight through at the traffic light
•Turn left at the first traffic light	•First right will take you directly to the Hyatt
•First right will take you directly to the Hyatt

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 23, 2019	Executive Vice President, Chief Financial Officer and Corporate Secretary

Appendix A

RECONCILIATIONS OF NON-GAAP

FINANCIAL MEASURES

FUNDS FROM OPERATIONS EXCLUDING NON-RECURRING ITEMS(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2018
GAAP Net income available to common stockholders	$154,356
Add: Depreciation and amortization	37,555
Less: Gain on sale of real estate, net	(70,682)
NAREIT FFO attributable to common stockholders(1)	121,229
Less: Non-recurring one-time items(2)	(3,074)
FFO attributable to common stockholders excluding non-recurring items	118,155
Effect of dilutive securities:
Participating securities	625
Diluted FFO excluding non-recurring items attributable to common stockholders	$118,780

Shares for basic FFO per share	39,477
Effect of dilutive securities:
Stock options	3
Performance based stock units	203
Participating securities	156
Shares for diluted FFO per share	39,839

Basic FFO excluding non-recurring items per share	$2.99
Diluted FFO excluding non-recurring items per share	$2.98
(1)

Funds From Operations (“FFO”) is a supplemental measure of a real estate investment trust’s (“REIT”) financial performance that is not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and our management and the Board use FFO as a supplemental measure of operating performance. We believe FFO is helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO facilitates like comparisons of operating performance between periods. Additionally, we believe that FFO excluding non-recurring items provides useful information because it allows investors, analysts, our management and the Board to compare our company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO excluding non-recurring items represents FFO adjusted for certain items detailed in the reconciliation. Our company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of our company; therefore, caution should be exercised when comparing our company’s FFO to that of other REITs.

(2)	Represents net write-off of an earn-out liability and the related lease incentive.

DEBT TO ANNUALIZED ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE(1)

(Unaudited, amounts in thousands)

Year Ended
December 31, 2018
Bank borrowings	$112,000
Senior unsecured notes, net of debt issue costs: $938	533,029
Total debt	$645,029

Quarter Ended
December 31, 2018
Net income	$30,844
Less: Gain on sale of real estate, net	(7,984)
Add: Interest expense	7,215
Add: Depreciation and amortization	9,396
EBITDAre	39,471
Add: Non-recurring one-time items(2)	(3,074)
Adjusted EBITDAre	$36,397

Annualized Adjusted EBITDAre	145,588

Debt to Annualized Adjusted EBITDAre	4.4x
(1)

Our management and the Board measure operating performance, liquidity, and credit strength in terms of coverage ratios. Coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Coverage ratios are based on NAREIT defined earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), which is a financial measure not derived in accordance with GAAP. Annualized Adjusted EBITDAre is calculated as EBITDAre for the three months ended December 31, 2018 multiplied by 4 but excluding gains or losses from real estate dispositions and non-recurring items for the year ended December 31, 2018. Debt to Annualized Adjusted EBITDAre is our company’s total debt as a multiple of Annualized Adjusted EBITDAre. Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	Represents net write-off of an earn-out liability and the related lease inducement.

DEBT TO ENTERPRISE VALUE(1)

(Unaudited, amounts in thousands)

Year Ended
December 31, 2018
Bank borrowings	$112,000
Senior unsecured notes, net of debt issue costs: $938	533,029
Total debt	645,029

Common stock market value(2)	1,652,893
Total equity	1,652,893

Total market value	2,297,922

Add: Non-controlling interest	7,481
Less: Cash and cash equivalents	(2,656)
Enterprise value	$2,302,747

Debt to Enterprise Value	28.0%
(1)

Enterprise Value is calculated as the sum of our company’s total debt and market value of outstanding securities, less non-controlling interest, and cash and cash equivalents. Debt to Enterprise Value is our company’s total debt as a percentage of Enterprise Value. Our management and the Board measure operating performance, liquidity, and credit strength in terms of leverage ratios such as Debt to Enterprise Value. Leverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Enterprise Value and Debt to Enterprise Value are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Enterprise Value and Debt to Enterprise Value as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Enterprise Value and Debt to Enterprise Value may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of, Enterprise Value and Debt to Enterprise Value; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	At December 31, 2018, we had 39,656,737 shares outstanding. Closing price of our common shares as reported on the New York Stock Exchange on December 31, 2018 was $41.68 per share.

ANNUAL MEETING OF STOCKHOLDERS OF

LTC PROPERTIES, INC.

May 29, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/26002/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

00000333330303001000 3	052919

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.astfinancial.com.  Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

This proxy, when properly executed, will be voted as directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR

1. Election of Directors: Five directors will be elected to hold office until the 2020 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

	FOR	AGAINST	ABSTAIN
Boyd W. Hendrickson
James J. Pieczynski
Devra G. Shapiro
Wendy L. Simpson
Timothy J. Triche, M.D.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

	FOR	AGAINST	ABSTAIN
2. Ratification of independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

	FOR	AGAINST	ABSTAIN
3. Advisory vote to approve named executive officer compensation.

Please check here if you would like to receive future documents electronically.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

LTC PROPERTIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 29, 2019

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of LTC Properties, Inc. dated April 23, 2019 and a related Proxy Statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoints: Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, each with the power of substitution, as proxies, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, the shares the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361, on Wednesday, May 29, 2019, or any adjournments or postponements thereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

LTC PROPERTIES, INC.

May 29, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.	COMPANY NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.	CONTROL NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26002/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00000333330303001000 3	052919

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

This proxy, when properly executed, will be voted as directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR

1. Election of Directors: Five directors will be elected to hold office until the 2020 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

	FOR	AGAINST	ABSTAIN
Boyd W. Hendrickson
James J. Pieczynski
Devra G. Shapiro
Wendy L. Simpson
Timothy J. Triche, M.D.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

	FOR	AGAINST	ABSTAIN
2. Ratification of independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

	FOR	AGAINST	ABSTAIN
3. Advisory vote to approve named executive officer compensation.

Please check here if you would like to receive future documents electronically.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.